HORSEMEN'S AGREEMENT
BETWEEN TEXAS THOROUGHBRED HBPA, INC.
AND SAM HOUSTON RACE PARK, LTD.

         This contract made as of January 1, 1997, the "Effective Date," represents the understandings and agreements by and between Sam Houston Race Park, Ltd. a racing association (hereinafter "SHRP") which holds the license to operate a horse racetrack Sam Houston Race Park (the "Racetrack"), and the Texas Thoroughbred HBPA, Inc. (hereinafter "TTHBPA").

         SHRP and the TTHBPA agree that they are each interested in: (1) the advancement, maintenance, promotion and improvement of thoroughbred racing, in particular, and horse racing in general in the State of Texas; (2) the generation and retention of good will of the public toward horse racing; (3) the conduct of horse racing in the State of Texas and at SHRP on the highest possible plane of integrity through the establishment and maintenance of high standards of fairness, honesty and accountability, and (4) the orderly commencement and conduct of horse racing at SHRP without disruption, interference or distraction.

         The parties further agree to the following terms and conditions:

1.       TERM OF CONTRACT

         A. This contract shall be in effect and binding upon the parties for all of the thoroughbred race meetings conducted by SHRP commencing from and after the Effective Date of this agreement and extending through December 31, 1999 unless earlier terminated by agreement of the parties. The agreement also may be extended pursuant to Section 2B contained herein and except that this agreement shall be extended and hereby is extended through December 31, 2000, solely for the purposes set forth in Section 11.

         B. A live thoroughbred race meeting or meet shall mean those consecutive weeks approved for live racing by the Texas Racing commission during which SHRP is authorized to conduct a live racing program on specified days during those weeks, together with simulcasting conducted during that period, and shall include a reasonable period of time not to exceed 30 days before the commencement of such meet and after the ending of such meet to effectuate the purposes of this agreement.

         C. A dark day simulcast meeting or meet shall be defined as the period of time during which no live racing is being conducted, and SHRP is not authorized by the Texas Racing Commission to conduct live racing.

         D. TTHBPA is a partner in Texas Horsemen's Partnership, L.L.P., which is the officially recognized horsemen's organization in the State of Texas.




2.       EXCLUSIVE REPRESENTATIVE

         A. The parties further agree that the TTHBPA, Inc. is the representative group for owners and trainers ("Horsemen") running thoroughbreds in the State of Texas. SHRP agrees to recognize the TTHBPA as the exclusive and sole representative of the owners and trainers starting thoroughbreds in races at SHRP during the term of this agreement, and further agrees that with respect to all matters pertaining to thoroughbred racing at SHRP, as the same shall affect owners and trainers, TTHBPA shall be deemed by SHRP to be the appropriate party in interest to represent the interests of thoroughbred horsemen. TTHBPA acknowledges that SHRP grants said exclusive and sole representation based on TTHBPA's assertion that it does in fact represent a majority of the owners and trainers starting horses in races at SHRP during the term of this agreement.

         B. Prior to the conclusion of this agreement, SHRP and TTHBPA will meet to attempt in good faith to negotiate a successor agreement.
Absent a successor agreement, this agreement shall continue to govern the relationship between the parties unless terminated by any party hereto, provided that such termination shall be upon thirty (30) days written notice.

         C. TTHBPA agrees that during the term of this agreement TTHBPA will not utilize nor counsel or encourage its members to strike, embargo, boycott or employ similar tactics in dealing with SHRP on matters concerning or affecting Horsemen and their relationship to SHRP.

         D. SHRP agrees to provide the TTHBPA with adequate office space near the racing office accessible to the Horsemen. (All TTHBPA furniture, telephone and other office expenses shall be the sole responsibility of TTHBPA.) TTHBPA shall have the right to control access to this space during the term of this agreement, subject to the rules and regulations of the Texas Racing Commission, other governmental entities, and rules and security procedures of SHRP in effect from time to time.

         E. TTHBPA agrees that it will encourage its members and employees to abide by rules enacted by SHRP with respect to conduct and appearance on the SHRP premises.

         F. TTHBPA agrees that it will encourage its own personnel and others at the barns, dorms and on other premises of SHRP to properly care for the premises and the improvements thereon and to comply with applicable laws and SHRP's "pollution prevention program" including the removal of manure and trash and the placement of the same in assigned containers, and the compliance of all horse owners, trainers, and their employees with the rules and regulations of the Texas Racing Commission, including rules with respect to drug and alcohol use.

         G. TTHBPA has reviewed SHRP's form of stall application and will act consistent with the terms thereof and will encourage all horse owners and trainers assigned stalls at SHRP to honor and abide by the terms of such stall application.

          H. TTHBPA hereby consents to SHRP televising, broadcasting, preserving on film, replaying or rebroadcasting races to the public for promotional purposes and using the images of its members, employees and staff, provided such consent is not deemed an agreement for simulcasting or for any use involving any form of wagering. SHRP will disclose upon request to TTHBPA the direct revenue SHRP receives from any broadcast, rights, or distribution fees generated from live or taped races.

3.       DISTRIBUTION OF PURSE MONIES

         A. The purse funds from each race meeting shall be distributed as set forth in Section 3 and Section 4 of this agreement.

         B. The "Horsemen's Purse Allocation" includes (1) all funds generated from the percentage of the daily live handle payable to owners of horses under the Texas Racing Act, (2) all funds attributed to purses resulting from distribution under provisions of the Texas Racing Act as a result of simulcasting, and (3) simulcasting revenue directed to purses from fees collected from export of SHRP's live racing signal and shall be paid as herein provided subject only to the overpayment/underpayment provisions of this section.

         C. The "Horsemen's Purse Allocation" and the Horsemen's Purse Account are recognized as trust funds held in a fiduciary capacity for benefit of persons who may become entitled to receive purses or who may otherwise become entitled thereto under this agreement or by operation of law.

         The "Horsemen's Purse Allocation" shall be deposited to the Horsemen's Purse Account or other separate trust accounts designated for the escrow of funds not required to be distributed during the current live meeting within three (3) business days after the end of the week's racing program in which the funds are accrued.
         Funds accrued during the term of this agreement, which are to be distributed to the owners of any breed of horse not participating during a particular live race meeting, shall be maintained in the appropriate trust funds for race meetings which include the appropriate breed of horses.
         Purse funds may be used only in accordance with the written agreement of the parties, if different from the provision herein set forth. Any such agreement, when executed, is incorporated herein by reference as if fully set forth.
         No part of any funds allocated to any races from the purse fund shall be subject to any surcharge, expense, charge or deduction by SHRP for any reason whatsoever except the payments set forth in Sections 4, 5 and 10 hereinafter.
         SHRP shall account to TTHBPA for purse funds, and the books of account for purse funds shall be open to inspection by TTHBPA at reasonable times and upon reasonable notice. Reasonable notice is defined as not less than 72 hours prior to inspection, unless the 72-hour period falls on a weekend or holiday in which case reasonable notice would include not less than two full business days. TTHBPA shall have the right to audit such books and records upon reasonable notice at the expense of the TTHBPA.
         In the event a discrepancy is discovered by audit, which requires an increase in the amount paid by SHRP to the Horsemen's Purse Account of at least seven and one-half percent (7.5%), SHRP shall reimburse TTHBPA for the actual expense of such audit. It is further agreed that the maximum liability for reimbursement of audit expense shall not be more than Five Thousand Dollars ($5,000.00).

         D. In addition to the funds representing the Horsemen's Purse Allocation that shall be deposited to the Horsemen's Purse Account as set forth above, SHRP shall, at the same time, deposit such funds as are necessary to the Horsemen's Purse Account to fulfill its contractual commitment to the Horsemen for the races conducted in the prior week.
         In the case of a sponsored stakes race or other prepayment race administered by a person or organization other than SHRP, the funds provided from a source outside SHRP shall be deposited in the Horsemen's Purse Account prior to the running of the race. In the event such race/races have either eliminations or trials, the total amount due from sources other than SHRP shall be deposited prior to the running of any eliminations or trials in connection with the race event. In the event sponsor money is not deposited prior to the running of the race, SHRP shall notify the TTHBPA. SHRP shall assume no liability with respect to sponsorship contributed purse money.

         E. SHRP shall make available purse monies earned in individual races within 24 hours after a race is completed for all owners of horses that were not subjected to blood or urine testing, or that the stewards have not placed an official hold, by order, upon the purses involved in a specific race. Purse monies shall be made available to owners immediately after stewards have released and declared that the race is "Official" and/or the blood and urine tests are completed and cleared. Funds may not be deducted from a horsemen's account to pay pending purse expenses until the race is "Official."

         F. Prior to the start of each live meet, SHRP shall estimate the projected handle and other sources of horsemen's purse allocation utilizing the best information available that is deemed by SHRP and TTHBPA to be reliable. Such information shall be provided to the TTHBPA and SHRP agrees to consult with TTHBPA in determining the daily allocation for distribution of purse funds projected to be available during the live meet.

         G. The parties agree that during any race meeting during the term of this agreement the racing secretary shall submit to the TTHBPA a purse distribution schedule detailing the purse level for each class and category of races to be conducted during each race meeting not less than 60 days prior to the beginning of the live race meeting accompanied by a proof of the proposed first condition book.
         Prior to the publication of the first condition book and each successor condition book for each race meet, the TTHBPA shall be in receipt of a proof at least 72 hours prior to publication in order to have an opportunity to recommend any changes for consideration. Any recommendations shall be presented to the racing secretary within 72 hours of receipt of the proof.

         H. During the term of this agreement, the parties agree that of the total monies allocated annually to purses pursuant to Section 3 for each breed participating in a live race meeting, not more than twenty-five percent (25%) shall be allocated for payment in stakes races provided, however, that any race which is denominated as a stakes race with a purse allocation above the highest published overnight race and is the minimum requirement for black type for thoroughbreds shall not be charged against the stakes allocation as set forth herein. Not more than fifteen percent (15%) of the total stakes allocation shall be used to supplement any single race without the consent of the TTHBPA.
         SHRP shall provide to TTHBPA its projected stakes program at least 30 days prior to the publication of the (stakes) condition book for each live race meeting during the term of this agreement and consistent with the above defined formula.
         The stakes schedule shall represent the total amount of guaranteed and/or added money to be distributed from the Horsemen's Purse Allocation for stakes races.
         It is further understood that all money generated from nomination and entry fees for races sponsored and conducted by SHRP with guaranteed purses will be used first to cover the guaranteed purse amount. In the event the fees collected are insufficient to meet the guaranteed purse requirement, the balance shall be debited against the Horsemen's Purse Allocation.

         I. In the event the amount generated for the Horsemen's Purse Allocation is significantly higher or lower than amounts projected, SHRP may adjust the purse schedule in an attempt to bring the amount generated for purses in line with the amount paid to horsemen. In the event a decrease in purses is necessary, SHRP shall adjust overnight purses on a pro-rata basis of the original purse distribution schedule and still maintain the proportionate allocation of overnight purses to stakes purses as set forth in paragraph H after consultation with TTHBPA.

         J. SHRP shall maintain an account for thoroughbred purses funds during the term of the agreement on an annual basis. At such annual accounting, SHRP shall not have overpaid thoroughbred purses by more than $300,000 for that year's meetings. To the extent the overpayment exceeds the above calculation, such shortage over $300,000 shall be paid by SHRP, except in the event the overpayment is in excess of $300,000 as a result of SHRP being unable to conduct live racing or an approved simulcasting program as a result of an act of "force majeure'. Force majeure shall be defined as acts beyond the reasonable control of SHRP that prevent the conduct of live racing or an approved simulcasting program at, including, by way of illustration and not in limitation, destruction of the premises, civil strife, hurricane or other such event.
         The amount under $300,000 represented by the overpayment shall be carried forward to the next live race meeting conducted by SHRP for the particular breed.
         Should an underpayment exist for any breed's purse account in excess of $300,000 at the end of any meet, such underpayment shall be paid as hereinafter provided, unless SHRP and TTHBPA reach an agreement to carry forward an amount greater than $300,000.
         If paid retroactively, the underpayment shall be paid to the Horsemen having horses that ran in the meet that earned overnight money finishing first through fifth, inclusively (60%-20%-11%-6%-3%).
         To the extent that the underpayment is less than $300,000 such sums shall be carried forward to the next meet at SHRP.
         K. All money held and carried over shall be deposited in an insured, interest-bearing account until it is needed for the payment of purses in the next meet of the particular breed. All interest earned on such account, less reasonable and customary bank charges, shall be paid monthly to the Texas Horsemen's Partnership, L.L.P.

         L. SHRP will provide complete weekly information to the TTHBPA regarding daily pari-mutuel handle, average daily handle to date, stakes percentages, purse percentages, etc. (Complete daily payout sheet), as requested by the TTHBPA.


4.       TTHBPA EXPENSES AND BENEVOLENCE

         A. SHRP shall deduct from the total gross interstate guest handle derived from simulcasting an amount equal to .0015 (.15%) to be paid monthly to the Texas Horsemen's Partnership, L.L.P. for operational expenses and benevolence within 10 days for the preceding month. Such amount shall come from the purse allocation set forth in Section 10(B). By mutual consent, the
 .0015 may be adjusted.

         B. Further, through this contractual arrangement, and within 10 days following the end of each month, TTHBPA shall receive two percent (2%) of monthly earnings credited for the preceding month to member owner's accounts for expenses and benevolence.
         TTHBPA further agrees to indemnify SHRP from any claim of liability made by any such owner who shall have opted out of membership in TTHBPA as set forth above and shall have won a purse.

5.       HORSEMEN'S PURSE ACCOUNT

         As designated by the TTHBPA, all Horsemen's monies inclusive of the Horsemen's Purse Allocation, simulcasting purse allocation, and monies owed by SHRP shall be deposited or invested in an interest-bearing account and in accordance with Section 3C hereof and Section 309.199 of the Texas Rules of Racing, or in other investments, which the TTHBPA and SHRP consider reasonable in light of available interest rates and needed liquidity of the account. Monies derived as interest from these investments, less reasonable and customary bank charges, will be paid to the Texas Horsemen's Partnership, L.L.P. In addition to the .0015 (.15%) provided for in Paragraph 4 of this agreement, said interest will be paid monthly to the Texas Horsemen's Partnership, L.L.P. no later than the 10th day of each month.

6.       OPENING OF FACILITIES

         A. SHRP will open its facilities at least twenty (20) days prior to the first meet of the year for use by Horsemen. From the time backside facilities (kitchen, barns, main track, horse walkers, etc.) are opened, the track will be maintained six (6) days a week so that it is in racing condition for use by the Horsemen. The barn area will remain open for use by Horsemen five (5) days after each race meeting is concluded.

         B. SHRP agrees to provide bathrooms and a track kitchen in the stable area or the area immediately adjacent. The track kitchen will maintain hours of operation consistent with race day schedules and backside training hours.

7.       UNIFORM SCRATCH RULE

         The scratch rules will be in each condition book. Scratch rules will not be changed with less than seven (7) days advance notice to Horsemen without the agreement of the TTHBPA.


8.       INVESTIGATIONS AND SEARCHES

         SHRP agrees that SHRP personnel will not conduct any searches of any Horsemen, their employees, servants and/or agents or their property without the attendance of a Horsemen's representative and/or supervision of officials of the Texas Racing Commission or other governmental agencies having jurisdiction, except in an emergency situation which constitutes a threat to the security of the premises, a threat to life or limb of a person or animal, or a threat to the integrity of racing.

9.       RACE CANCELLATION

         A. SHRP shall use the conditions published in the condition book prior to using any races written as substitutes or extras whenever there are sufficient entries, according to Texas Racing Commission rules, in setting the card for each day's racing program.
         B. Upon cancellation of any race in the condition book, the number of horses which were entered in such race shall be posted, or announced in the SHRP Race office before each day's draw following the cancellation.

         C. Cancellation of a race other than an overnight race, if any, shall be accomplished with as much notice by SHRP to the entrants and the TTHBPA as reasonably possible.

10.      SIMULCASTS

         A. All simulcasting shall be governed by the rules of the Texas Racing Commission, the Interstate Horse Racing Act, and the provisions of this agreement. The TTHBPA hereby approves interstate and intrastate simulcasting, both import and export, subject to withdrawal of approval only for matters involving the integrity or the best interests of racing providing SHRP conducts at least 60 live racing programs during a calendar year.

         B. SHRP shall allocate for purses the following percentage of the total commissions from any simulcast:
         a.      for a simulcast race conducted in 1997, 30.0%
         b.      for a simulcast race conducted in 1998, 31.0%
         c.      for a simulcast race conducted in 1999, 32.5%

         The parties to this agreement acknowledge that there was some discussion of a possible 5-year arrangement at the meeting of the Texas Racing Commission held on Friday, November 1, 1996. The parties intend this agreement to cover only the periods herein specified and each disclaims any agreement concerning simulcasting beyond the periods herein stated.

         C. No rebroadcasting of a signal received by SHRP shall be allowed without the express written agreement of the TTHBPA nor shall SHRP permit any location receiving its signal to rebroadcast or distribute that signal as it relates to wagering without the consent of the TTHBPA.

11.      THOROUGHBRED PURSE OVERPAYMENT

         Notwithstanding any prior understandings to this contract, it is hereby agreed that SHRP shall be and is hereby entitled to recover from the thoroughbred horsemen's purse funds, previous overpayment amounts according to the following schedule:
         December 31, 1999     $660,000.00
         December 31, 2000     $631,000.00
           Balance due       $1,291,000.00
         Recovered to date     $309,000.00
         Total Recoupment    $1,600,000.00

12.      HORSEMEN'S SEATING AREA

         SHRP shall provide free of charge to Horsemen not less than 27 seats located in reasonable proximity to the Winner's Circle for use by Horsemen and their employees. Said seats shall be clearly designated and policed by SHRP for Horsemen only.

13.      GUEST PASSES

         SHRP shall provide, free of charge, six (6) daily guest passes to the grandstand for guests of those owners or trainers who are licensed and currently have horses running at SHRP. Owners or trainers will sign for these passes and accept responsibility for those guests, subject to the rules and regulations of the Texas Racing Commission and SHRP.

14.      CHAPLAIN SERVICES

         SHRP and TTHBPA agree to pay equal amounts to help support the Chaplain's services at SHRP. This contribution shall be in addition to any special events or "Charity Days" scheduled to benefit the Chaplaincy program. All sums due pursuant to this provision shall be paid to the Race Track Chaplaincy of Texas monthly by the parties.

15.      FIRST AID STATION

         SHRP agrees to provide emergency first aid to all backstretch personnel and ambulance service in accordance with Texas Racing Commission regulations. (Such treatment shall be subject to a release and waiver of liability from the treated party and without any liability to either SHRP or the TTHBPA.

16.      ADDRESSING OF PROBLEMS

         The TTHBPA and SHRP shall address all material concerns of the Horsemen. Any problem or alleged breach of this agreement shall be brought to the attention of the other party in writing as soon as practicable and the parties shall make a reasonable effort to amicably and equitably adjust and resolve problems which may arise.

17.      AMENDMENTS

         A. The terms and conditions of this contract may be modified or amended only by mutual consent of the parties in writing, signed by the appropriate authority of SHRP, and the President of the TTHBPA, together with the Chairman of the Horsemen's Committee at SHRP.

         B. Should additional forms of gaming be legalized by the State of Texas during the term of this contract, both parties agree that a portion of the incremental revenue derived from the gaming proceeds of any such venture conducted at SHRP will go to thoroughbred purses to be paid at SHRP. The division of such proceeds shall be subject to negotiation between TTHBPA and SHRP. Should TTHBPA and SHRP fail to reach agreement on the division of such proceeds prior to the effective date of the legislation which legalizes the additional forms of gaming, then the parties agree that this contract shall become null and void the day prior to the effective date of the legislation. However, if legislation permitting additional forms of gaming becomes effective in less than 90 days from its enactment, this contract shall continue in full force and effectiveness until the 90th day following such enactment.

18.      COMMISSION APPROVAL

         The terms and conditions of this contract shall be subject to approval in accordance with the appropriate procedures of the Texas Racing commission. If the terms and conditions of this agreement are inconsistent with the Texas Racing Act or the Texas Racing Commission's rules governing pari-mutuel racing, either current or as amended, the Act or Rules will control unless both parties to this agreement agree to renegotiate any provisions which are determined to be inconsistent.

19.      INSURANCE

         There is presently in existence a Fire and Disaster Insurance Plan under the auspices of the National HBPA, whereby insurance is provided by a reputable insurance company selected by the National HBPA, which, with certain limitations, protects the owners of horses against the loss of their race horses, tack, etc., due to fire or disaster. Racing associations assist in providing financing for this program, and for the purpose of determining the amount of contribution, are grouped into categories on the basis of volume or handle SHRP, as signatory to this agreement, agrees to participate in a proportionate share of the annual premium for the National HBPA Fire and Disaster Program in effect during the term of this agreement.

20.      NON-DISCRIMINATION

         SHRP and TTHBPA expressly agree that neither of them will discriminate for or against any person because of such person's race, color, creed, origin, sex, religious preference or affiliation. The parties expressly agree that there shall be no acts, direct, indirect or subtle, that in any manner can be interpreted as retaliation or retribution against any person for any affiliation, statement, position or action, other than as may be expressly permitted by law.

21.      GENDER REFERENCES

         The parties agree that any reference herein to "horsemen" includes horsewoman as well and all masculine references and pronouns used herein include the female equivalent. The masculine references are used merely in order to reflect language used in the industry and currently incorporated into the governing document of the TTHBPA and the Texas Racing Act and Rules of Racing.

22.      BINDING

         This agreement shall be binding on and inure to the benefit of the parties and their successors and assigns.

IN WITNESS WHEREOF, the parties have caused this agreement to be executed by their duly authorized officers.



TEXAS THOROUGHBRED HBPA, INC.

 Dated: 11/26/96
/S/ L. WILLIAM HEILIGBRODT

L. William Heiligbrodt
President



 Dated: 11/26/96
/S/ ROBERT YOUNG
Robert Young
Horsemen's Committee Chairman


SAM HOUSTON RACE PARK, LTD.
by SHRP, General Partner, Inc.
Dated:11/26/96
/S/ JAMES D. NOTEWARE
James D. Noteware
President


This action was approved by the Management Committee of the Texas Horsemen's
Partnership, L.L.P. on          , 1996.

 Dated:11/26/96
 /S/ MARSHA ROUNTREE
 Marsha Rountree, Secretary/Treasurer